Exhibit 99.1

LEVI STRAUSS & CO. APPOINTS STEPHEN NEAL CHAIRMAN OF THE BOARD

Richard Kauffman Named Senior Advisor to the U.S. Secretary of Energy

SAN FRANCISCO (September 2, 2011) – Levi Strauss & Co. (LS&Co.) announced today that it has appointed Stephen C. Neal Chairman of the Board effective immediately. Mr. Neal has been a director of LS&Co. since 2007 and is the Chairman of the law firm Cooley LLP. He was formerly CEO of Cooley and, prior to that, was a partner at Kirkland & Ellis. He has served and advised numerous boards of directors, special committees and individual directors on corporate matters.

Mr. Neal succeeds Richard Kauffman, who resigned after having served on the company’s Board of Directors since 2008 and as Chairman since 2010. Richard Kauffman has been appointed as a senior advisor to the U. S. Secretary of Energy Dr. Steven Chu.

“We are extremely grateful to Richard Kauffman for the significant leadership he provided during his tenure with our board,” said Robert Haas, Chairman Emeritus of Levi Strauss & Co. “Under his stewardship, our company successfully pursued global growth opportunities and strengthened its brand offerings. We wish him well as he moves to the public sector.”

“We are very pleased that Steve Neal has agreed to assume the role of Chairman,” added Mr. Haas. “Steve is a highly-respected executive and boardroom veteran. We are confident his oversight will continue to drive growth and performance at the company.”

“It has been a privilege to serve as Chairman of the Board of this outstanding company,” said Richard Kauffman. “Though I am leaving during an exciting time of growth and expansion, the opportunity to fulfill a lifelong dream of doing public sector work that combines my career expertise in renewable energy and finance is something I could not pass up. I am confident that under the very capable oversight of Steve and the leadership of the skilled management team, the company won’t miss a beat.”

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen™ brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of May 29, 2011, the company operated 498 stores within 31 countries. Levi Strauss & Co.’s reported fiscal 2010 net revenues were $4.4 billion. For more information, go to http://levistrauss.com.

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Kris Marubio	Chris Ogle
Levi Strauss & Co.	Levi Strauss & Co.
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